Exhibit 99.1

3033 Campus Drive	Tel 800-918-8270
Suite E490	Fax 763-577-2986
Plymouth, MN 55441
www.mosaicco.com

Press Release

MEDIA CONTACT:	Linda Thrasher, 763-577-2864

INVESTOR CONTACT:	Christine Battist, 763-577-2828

MOSAIC REPORTS FISCAL YEAR 2009 SECOND QUARTER RESULTS

PLYMOUTH, MN, January 5, 2009 – The Mosaic Company (NYSE: MOS) announced today net earnings of $959.8 million, or $2.15 per diluted share, for the second quarter ended November 30, 2008. These results compare with net earnings of $394.0 million, or $0.89 per share, for the second quarter ended November 30, 2007. The Company maintains a strong financial position, with cash and cash equivalents of $2.8 billion as of November 30, 2008.

KEY FACTORS

•	Operating earnings were $682.0 million, or 22.7% of net sales, up from $529.6 million, or 24.1% of net sales last year

•	Potash operating earnings more than tripled to $547.5 million

•	The average diammonium phosphate (DAP) selling price was $1,083 per tonne and total phosphate sales volumes were 1.2 million tonnes

•	The average muriate of potash (MOP) selling price was $529 per tonne and total potash sales volumes were 1.7 million tonnes

•	An inventory valuation write-down of $293.5 million, or $0.41 per share, was recorded

•	Mosaic recorded a gain on the sale of its interest in Saskferco of $673.4 million, or $1.03 per share

•	The Company expects to reduce phosphate and potash production significantly during the remainder of fiscal 2009

•	Results are expected to be weak at least through the fiscal third quarter

Mosaic had net sales in the second quarter of fiscal 2009 of $3.0 billion, an increase of $811.1 million, or 36.9%, compared to the same period a year ago.

Mosaic’s gross margin for the second quarter fiscal 2009 was $773.7 million, or 25.7% of net sales, compared with $623.1 million, or 28.4% of net sales, a year ago. Second quarter operating earnings were $682.0 million compared with $529.6 million a year ago. Mosaic’s second quarter results were driven by higher DAP and MOP selling prices and the gain on the sale of Saskferco, offsetting the impact of lower sales volumes and the inventory valuation write-down. Deteriorating market conditions and rapidly declining raw material costs caused phosphate selling prices to decline sharply toward the end of the quarter and were the primary causes of an inventory valuation write-down totaling $293.5 million. Softening market conditions are due to, among other factors, lower grain and oilseed prices, a late North American harvest, congested distribution supply chains and the global economic slowdown.

“Second quarter earnings were up from the prior year as we executed our strategic game plan and benefited from higher realized selling prices, especially in our Potash business unit,” said Jim Prokopanko, Mosaic’s President and Chief Executive Officer. “Toward the end of

the quarter, however, worldwide crop nutrient sales activity dropped sharply, and it is expected to remain weak through at least the third quarter. Because of these conditions, we are reducing our production to manage excess inventories, reducing capital expenditures, and working to maintain financial strength and flexibility.”

Phosphates

Net sales in the Phosphates segment were $1.8 billion for the second quarter, compared with net sales of $1.2 billion a year ago. Phosphates’ second quarter gross margin was $298.2 million, or 17.0% of net sales, compared with $397.6 million, or 32.3% of net sales, for the same period a year ago. Operating earnings were $258.8 million compared with $346.8 million in the same period last year. Higher selling prices were more than offset by a combination of factors including a 46% decrease in sales volumes to 1.2 million tonnes, an inventory valuation write-down of $213.2 million, higher raw material costs, and net unrealized mark-to-market derivative losses of $28.1 million. The decline in sales volumes was primarily due to a change in buyer sentiment as a result of the factors previously noted.

The inventory valuation write-down in the second quarter was necessary because the carrying cost of ending phosphate inventories, which included higher sulfur and ammonia costs, exceeded estimates of future phosphate selling prices. Mosaic expects the Phosphate segment’s results to be much weaker at least through the third quarter because of lower selling prices and margins, soft sales volumes, and lower production levels. As previously announced, Mosaic reduced phosphate production by approximately one million tonnes through December 2008 and plans to reduce production by up to an additional one million tonnes through fiscal 2009.

The average second quarter DAP selling price, FOB plant, was $1,083 per tonne, which was a $666 per tonne increase compared with a year ago and a $70 per tonne increase compared with the first quarter of fiscal 2009. The price momentum of the past several quarters reversed toward the end of the second quarter due to factors previously noted and significantly lower prices are expected in upcoming quarters.

Potash

Net sales in the Potash segment were $973.2 million for the second quarter, more than double net sales of $431.6 million a year ago. The Potash segment’s gross margin increased to $574.9 million in the second quarter, or 59.1% of net sales, compared with $175.2 million, or 40.6% of net sales a year ago. Operating earnings were $547.5 million during the second quarter, or more than triple the operating earnings in the same period last year. The increase in operating earnings was primarily a result of higher selling prices. This increase was partially offset by significantly higher Canadian resource taxes and royalties and the impact of a 15% decline in sales volumes.

The average second quarter MOP selling price, FOB plant, was $529 per tonne, which is a $355 per tonne increase compared with a year ago and a $41 per tonne increase compared with the first quarter of fiscal 2009. As previously disclosed, this was below Mosaic’s prior guidance range of $560 to $620 per tonne, primarily due to fewer high-priced spot sales in certain locations.

The Potash segment’s total sales volume was 1.7 million tonnes for the second quarter compared with second quarter volume of 2.0 million tonnes a year ago. The decline in sales volumes was primarily due to lower customer demand. Sales volumes are expected to remain weak at least through the third quarter with realized prices expected to decline slightly compared to second quarter levels. To better manage growing inventory levels, Mosaic is reducing potash production by up to one million tonnes in the second half of fiscal 2009.

Offshore

The Offshore segment’s net sales totaled $562.4 million during the second quarter compared with $644.3 million for the same period a year ago. During the second quarter, Mosaic changed the timing of when sales subject to the Indian government subsidy are recognized until payment has been received. Gross margin decreased to a loss of $95.2 million in the second quarter compared to a gross margin of $50.1 million for the same period last year. Offshore incurred an operating loss of $120.1 million in the second quarter compared to operating earnings of $25.7 million a year ago. The operating loss resulted from an inventory valuation write-down of $149.3 million and lower sales volumes. Mosaic expects the Offshore segment’s results to remain weak at least through fiscal 2009, primarily due to slow demand mainly in Brazil.

Other

Selling, general, and administrative expenses (SG&A) were $76.8 million in the second quarter, or 2.6% of net sales, compared to $79.8 million last year, or 3.6% of net sales.

Net interest expense totaled $8.3 million in the second quarter, down from $25.5 million a year ago, due to higher cash balances and lower debt levels.

A foreign currency transaction gain of $32.3 million was recorded for the second quarter compared to a loss of $52.4 million for the same period a year ago. This non-cash gain is the result of the effect of a weakening Canadian dollar on significant U.S. dollar denominated intercompany receivables and cash held by Mosaic’s Canadian affiliates, partially offset by the effect of a weakening Brazilian Real on significant U.S. dollar denominated payables.

Net unrealized mark-to-market derivative losses impacted gross margin by $20.2 million, or $0.03 share, compared to net unrealized derivative losses of $1.7 million a year ago, with the primary impact in the Phosphates segment as previously noted.

Mosaic recorded a pre-tax gain of $673.4 million or $458.9 million after tax ($1.03 per share) related to the sale of its ownership interest in Saskferco Products ULC in October 2008.

Income tax expense was $451.2 million in the second quarter resulting in an effective tax rate of 32.6% compared to $100.9 million, or an effective tax rate of 22.3% for the same period last year. The effective tax rate in the second quarter of fiscal 2009 included a cost specific to the period resulting from the recording of a deferred tax asset valuation allowance for Brazil due to the weaker financial results and soft near-term outlook for Brazil, while tax expense in the year-ago quarter included a $35.9 million net benefit specific to that period.

Total equity earnings in non-consolidated subsidiaries were $28.7 million in the second quarter, compared with $45.5 million for the same period a year ago. Mosaic’s equity earnings in Saskferco decreased to $7.4 million for the second quarter compared to $24.0 million for the same period last year, primarily the result of the sale of Saskferco during the quarter. Equity earnings in Fertifos S.A. were $23.1 million for the second quarter compared to $18.8 million for the same period last year.

Mosaic ended the second quarter with $2.8 billion in cash and cash equivalents. Cash flow from operating activities in the second quarter of fiscal 2009 was $386.5 million, a decline from $542.5 million a year ago, largely due to the timing of tax payments. Mosaic’s total debt as of November 30, 2008 was $1.4 billion compared to $1.7 billion as of November 30, 2007. Mosaic expects its operating cash flow to be negative at least through the third quarter as a result of the weak near-term outlook.

Year-to-Date

For the first half ended November 30, 2008, net sales were $7.3 billion, an increase of 74.6% compared to last year. Year-to-date operating earnings were $2.2 billion compared with $979.2 million for the same period a year ago. Year-to-date SG&A expenses were $166.8 million compared with $146.4 million for the same period in fiscal 2008. A foreign currency transaction gain of $119.0 million was recorded for the first half of fiscal 2009, compared to a loss of $71.8 million for the same period a year ago. Equity earnings in non-consolidated entities increased year–to-date to $88.5 million from $57.3 million last year. The first half of fiscal 2009 also includes the $673.4 million gain on the sale of Mosaic’s interest in Saskferco.

Outlook

Long-term world grain and oilseed use is expected to continue to increase at a faster pace than historical trends due to steady population growth, higher per capita incomes and further increases in biofuels production. This will require additional harvested area and steady increases in yields, which can be accomplished through more intensive and balanced crop nutrient use and improved crop genetics.

“We continue to believe long-term agriculture fundamentals are excellent,” said Jim Prokopanko, Mosaic’s President and Chief Executive Officer. “Bumper crops are still required to secure the world’s food supply and crop nutrients will play an essential role in achieving that objective. Mosaic is well positioned strategically and financially to respond to these fundamentals with one of the strongest balance sheets in the industry and leading global positions in both potash and phosphates.”

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphates and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at mosaicco.com.

Mosaic will conduct a conference call on Tuesday, January 6, 2009 at 9:00 a.m. EST to discuss second quarter earnings results. Presentation slides and a simultaneous audio webcast of the conference call may be accessed through Mosaic’s website at mosaicco.com/investors. Additionally, the conference call-in number is 888-679-8038 and the passcode is 30488542. This webcast will be available up to one year from the time of the earnings call.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and the effects of the current economic and financial turmoil; the build-up of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation; adverse weather conditions affecting operations in Central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of asset retirement, environmental remediation, reclamation or other environmental regulation differing from management’s current estimates; accidents and other disruptions involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan potash mine and other potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

Condensed Consolidated Statements of Earnings

(in millions, except per share amounts)

The Mosaic Company	(unaudited	)

	Three months ended November 30		Six months ended November 30
	2008	2007	2008	2007
Net sales	$3,006.5	$2,195.4	$7,329.0	$4,198.7
Cost of goods sold	1,939.3	1,572.3	4,613.2	3,053.8
Lower of cost or market write-down	293.5	—	293.5	—

Gross margin	773.7	623.1	2,422.3	1,144.9

Selling, general and administrative expenses	76.8	79.8	166.8	146.4
Restructuring loss	—	10.3	—	10.3
Other operating expense	14.9	3.4	24.6	9.0

Operating earnings	682.0	529.6	2,230.9	979.2
Interest expense, net	8.3	25.5	18.9	59.5
Foreign currency transaction (gain) loss	(32.3)	52.4	(119.0)	71.8
Gain on sale of equity investment	(673.4)	—	(673.4)	—
Other income	(4.4)	(1.2)	(5.9)	(1.2)

Earnings from consolidated companies before income taxes	1,383.8	452.9	3,010.3	849.1
Provision for income taxes	451.2	100.9	948.9	201.7

Earnings from consolidated companies	932.6	352.0	2,061.4	647.4
Equity in net earnings of nonconsolidated companies	28.7	45.5	88.5	57.3
Minority interests in net earnings of consolidated companies	(1.5)	(3.5)	(5.4)	(5.2)

Net earnings	$959.8	$394.0	$2,144.5	$699.5

Diluted earnings per share	$2.15	$0.89	$4.81	$1.57

Diluted weighted average number of shares outstanding	446.1	445.0	446.3	444.5

Condensed Consolidated Balance Sheets

(In millions, except share and per share amounts)

The Mosaic Company	(unaudited)

	November 30 2008	May 31 2008
Assets
Current assets:
Cash and cash equivalents	$2,811.6	$1,960.7
Receivables, net	918.1	1,039.2
Inventories	1,614.2	1,350.9
Deferred income taxes	208.9	256.9
Other current assets	417.7	201.8

Total current assets	5,970.5	4,809.5
Property, plant and equipment, net	4,331.9	4,648.0
Investments in nonconsolidated companies	280.7	353.8
Goodwill	1,682.0	1,875.2
Other assets	162.6	133.3

Total assets	$12,427.7	$11,819.8

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debt	$110.5	$133.1
Current maturities of long-term debt	30.2	43.3
Accounts payable and accrued liabilities	1,560.5	1,843.0
Accrued income taxes	—	131.9
Deferred income taxes	28.7	34.8

Total current liabilities	1,729.9	2,186.1
Long-term debt, less current maturities	1,272.7	1,375.0
Deferred income taxes	629.9	516.2
Other noncurrent liabilities	920.9	987.9
Minority interest in consolidated subsidiaries	21.5	23.4

Stockholders’ equity:
Preferred stock, $0.01 par value,
15,000,000 shares authorized, none issued and outstanding as of November 30, 2008 and May 31, 2008	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized:
Class B common stock, none issued and outstanding as of November 30, 2008 and May 31, 2008	—	—
Common stock, 444,375,461 and 443,925,006 shares issued and outstanding as of November 30, 2008 and May 31, 2008, respectively	4.4	4.4
Capital in excess of par value	2,472.7	2,450.8
Retained earnings	5,585.0	3,485.4
Accumulated other comprehensive income	(209.3)	790.6

Total stockholders’ equity	7,852.8	6,731.2

Total liabilities and stockholders’ equity	$12,427.7	$11,819.8

Condensed Consolidated Statements of Cash Flows

(In millions, except share and per share amounts)

The Mosaic Company	(unaudited	)

	Three months ended November 30		Six months ended November 30
	2008	2007	2008	2007
Cash Flows from Operating Activities
Net cash provided by operating activities	$386.5	$542.5	$948.0	$980.9
Cash Flows from Investing Activities
Capital expenditures	(223.2)	(79.1)	(410.1)	(161.2)
Proceeds from sale of equity method investment	745.7	—	745.7	—
Proceeds from sale of business	—	(0.3)	—	7.5
Restricted cash	(31.1)	0.2	(32.3)	—
Other	—	0.1	0.3	0.9

Net cash provided by (used in) investing activities	491.4	(79.1)	303.6	(152.8)
Cash Flows from Financing Activities
Payments of short-term debt	(51.8)	(185.4)	(193.3)	(277.0)
Proceeds from issuance of short-term debt	53.4	136.8	172.0	242.9
Payments of long-term debt	(67.3)	(454.4)	(101.1)	(637.5)
Proceeds from issuance of long-term debt	—	—	0.1	—
Payment of purchase premium on debt	0.2	—	—	—
Proceeds from stock options exercised	3.0	19.2	4.1	37.6
Contributions by Cargill, Inc.	—	1.5	—	1.5
Excess tax benefits related to stock option exercises	2.0	—	4.8	—
Dividend to minority shareholder	(0.4)	(3.4)	(1.8)	(3.5)
Cash dividends paid	(22.2)	—	(44.4)	—

Net cash used in financing activities	(83.1)	(485.7)	(159.6)	(636.0)
Effect of exchange rate changes on cash	(172.9)	25.3	(241.1)	29.5

Net change in cash and cash equivalents	621.9	3.0	850.9	221.6
Cash and cash equivalents—beginning of period	2,189.7	639.2	1,960.7	420.6

Cash and cash equivalents—end of period	$2,811.6	$642.2	$2,811.6	$642.2

Supplemental Disclosure of Cash Flow Information:

Cash paid during the period for:
Interest (net of amount capitalized)	$0.5	$16.0	$47.9	$79.4
Income taxes	567.8	48.5	760.5	97.0

Condensed Consolidated Financial Highlights
(dollars in millions)
The Mosaic Company	(unaudited)

	Three months ended November 30						Increase/ (Decrease)		Six months ended November 30						Increase/ (Decrease)
	2008			2007			Amount	%	2008			2007			Amount	%
Net sales:
Phosphates	$1,750.9	(b	)	$1,230.8	(b	)	$520.1	42%	$4,343.7	(b	)	$2,413.3	(b	)	$1,930.4	80%
Potash	973.2			431.6			541.6	125%	1,949.6			843.4			1,106.2	131%
Offshore	562.4			644.3			(81.9)	(13)%	1,610.4			1,141.8			468.6	41%
Corporate/Other (a)	(280.0)			(111.3)			(168.7)	(152)%	(574.7)			(199.8)			(374.9)	(188)%

	$3,006.5	(b	)	$2,195.4	(b	)	$811.1	37%	$7,329.0	(b	)	$4,198.7	(b	)	$3,130.3	74.6%

Gross margin:
Phosphates (d)	$298.2			$397.6			$(99.4)	(25)%	$1,303.9			$751.1			$552.8	74%
Potash	574.9			175.2			399.7	228%	1,078.1			301.8			776.3	257%
Offshore (c)	(95.2)			50.1			(145.3)	NM	85.4			101.2			(15.8)	(16)%
Corporate/Other (a) (c)	(4.2)			0.2			(4.4)	NM	(45.1)			(9.2)			(35.9)	NM

	$773.7			$623.1			$150.6	24%	$2,422.3			$1,144.9			$1,277.4	112%

Operating earnings (loss):
Phosphates (d)	$258.8			$346.8			$(88.0)	(25)%	$1,209.6			$657.0			$552.6	84%
Potash	547.5			161.2			386.3	240%	1,025.3			271.4			753.9	278%
Offshore (c)	(120.1)			25.7			(145.8)	NM	38.9			55.8			(16.9)	NM
Corporate/Other (a) (c)	(4.2)			(4.1)			(0.1)	NM	(42.9)			(5.0)			(37.9)	NM

	$682.0			$529.6			$152.4	29%	$2,230.9			$979.2			$1,251.7	128%

(a)	Includes elimination of intercompany sales.
(b)

Includes PhosChem sales for its other members of $323.7 million and $144.6 million for the three months ended November 30, 2008 and 2007, and $612.6 million and $282.1 million for the six months ended November 30, 2008 and 2007, respectively. PhosChem is a consolidated subsidiary of Mosaic.

(c)

The Offshore segment impact of lower of cost or market inventory write-down was $149.3 million; however, the consolidated impact is $74.5 million as some of the product was purchased from the Phosphates segment. The $74.8 million intercompany amount is eliminated and included in our Corporate, Eliminations, and Other segment. In addition, the Corporate, Eliminations, and Other segment includes a $5.8 million lower of cost or market inventory write-down related to nitrogen products.

(d)	The Phosphate segment impact of lower of cost or market inventory write-down was $213.2 million.

The Mosaic Company	Key Statistics (unaudited)

		Three months ended November 30						Increase/ (Decrease)		Six months ended November 30						Increase/ (Decrease)
		2008			2007			Amount	%	2008			2007			Amount	%
	Sales volumes
	(000 metric tonnes):
	Phosphates (a)
Crop Nutrients:	North America	366			845			(479)	(57)%	1,145			1,747			(602)	(34)%
	International	740			1,201			(461)	(38)%	1,878			2,342			(464)	(20)%
	Phosphate Feeds	126			234			(108)	(46)%	300			434			(134)	(31)%

		1,232			2,280			(1,048)	(46)%	3,323			4,523			(1,200)	(27)%

	Potash (b)
Crop Nutrients:	North America	524			789			(265)	(34)%	1,070			1,578			(508)	(32)%
	International	921			948			(27)	(3)%	2,011			2,018			(7)	(0)%
	Non agricultural	277			279			(2)	(1)%	538			504			34	7%

		1,722	(c	)	2,016	(c	)	(294)	(15)%	3,619	(c	)	4,100	(c	)	(481)	(12)%

	Average selling price per metric tonne:
	DAP (d)	$1,083			$417			$666	160%	$1,041			$413			$628	152%
	MOP (d)	529			174			355	204%	508			168			340	202%
	K-Mag (d)	318			132			186	141%	299			125			174	139%
	Average purchase price paid for key raw materials:
	Ammonia (metric ton) (Central Florida) (e)	$810			$316			$494	156%	$669			$321			$348	108%
	Sulfur (long ton)	488			100			388	388%	538			87			451	518%
	Canadian resource taxes and royalties (f)	$142			$34			$108	318%	$311			$71			$240	338%

(a)	Phosphates volumes represent dry product tonnes, primarily DAP and MAP. Excludes tonnes sold by PhosChem for its other members.
(b)	Potash volumes exclude tonnes mined under a third party tolling arrangement.
(c)

Includes sales volumes (in thousands of metric tonnes) of 125 tonnes and 334 tonnes of K-Mag® for the three months ended November 30, 2008, respectively, and 167 tonnes and 354 tonnes of K-Mag® for the three and six months ended November 30, 2007, respectively.

(d)	FOB plant/mine
(e)	Delivered Tampa
(f)	Amounts in millions of U.S. dollars